FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 9th day of November, 2017, by and between ANGEL OAK STRATEGIC CREDIT FUND, a Delaware statutory trust (the "Fund"), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

WHEREAS, the Fund will be registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a closed-end, management investment company that will operate as an interval fund pursuant to Rule 23c-3 under the 1940 Act, and shares of the Fund will be registered under the Securities Act of 1933, as amended (the “1933 Act” and together with the 1940 Act, the “Acts”); and

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Fund desires to retain USBFS to provide fund administration services to the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator
The Fund hereby appoints USBFS as administrator of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS
USBFS shall provide the following administration services to the Fund:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers, including, but not limited to, the Fund’s investment adviser, external legal counsel, accounting and audit firms and external compliance consultants.

(2)	Supply:
a.	Office facilities (which may be in USBFS’, or an affiliate’s or the Fund’s own offices).
b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Fund’s board of trustees (the “Board of Trustees”) or the “Trustees”) communications, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.	Prepare reports for the Board of Trustees based on financial and administrative data.
c.	Assist with the selection of the independent auditor.
d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Prepare minutes of meetings of the Board of Trustees, committees of the Board of Trustees, as agreed upon by both parties and Fund shareholders.
f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.	Attend Board of Trustees meetings and meetings of committees of the Board of Trustees, as agreed upon by both parties and present materials for Trustees’ review at such meetings.

(4)	Audits:
a.	For the annual Fund audit, prepare appropriate schedules and materials, provide requested information the independent auditors and facilitate the audit process.
b.	For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agency and facilitate the audit process.
c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Fund.
(6)	Pay Fund expenses upon written authorization from the Fund.
(7)
Keep the Fund’s governing documents, including its declaration of trust, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Fund or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the Acts requirements, including:
(i)	Asset and diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records pursuant to Rule 31a-3 under the 1940 Act.
(iv)	Code of ethics requirements pursuant to Rule 17j-1 under the 1940 Act for the disinterested Trustees.

b.	Monitor the Fund's compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with: (i) any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to the Fund provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.
In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Fund’s Chief Compliance Officer with reasonable access to USBFS’ Fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Fund.

e.	Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.

(2)	Blue Sky Compliance:
a.
Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.

b.	Monitor status and maintain registrations in each state and applicable U.S. territories.
c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual updates, or any other amendments or supplements, of the Fund’s Registration Statement on Form N-2.
b.
Prepare and file annual and semiannual shareholder reports, Form N-SAR/Form N-CEN, Form N-CSR, Form N-Q/Form N-PORT filings.  Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

c.	Prepare and file beneficial ownership reports pursuant to Section 16 of the Securities Exchange Act of 1934.
d.	Prepare and file notifications of repurchase offers on Form N-23c-3 pursuant to Rule 23c-3.
e.	File fidelity bond under Rule 17g-1.
f.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

g.	Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Fund.

(4)	IRS Compliance:
a.	Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.
b.	Calculate required distributions (including excise tax distributions).

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent registered public accounting firm.
(3)
Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.
(5)	Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of any adjustments expected to materially affect the Fund’s expense ratio.
(6)	Prepare financial statements, which include, without limitation, the following items:
a.   Statement of Cash Flows (if applicable).
b.   Schedule of Investments.
c.   Statement of Assets and Liabilities.
d.   Statement of Operations.
e.   Statement of Changes in Net Assets.
f.   Financial Highlights.
(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:
(1)	Provide the Fund’s management and independent accountant with tax reporting information pertaining to the Fund and available to USBFS as required in a timely manner.
(2)
Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including, without limitation, Form 1120 RIC and applicable state returns including any necessary schedules.  USBFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant.

(3)	Calculate the annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.
(4)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund Management and/or its independent accountant.
(5)	Prepare and file on behalf of Fund management Form 1099 MISC Forms for payments to disinterested Trustees and other qualifying service providers.
(6)	Monitor wash sale losses.
(7)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

E.	Repurchase Offers:
Provide the coordination and processing of all repurchase offers as stipulated in the prospectus.  This will include:
(1) the tabulation and calculation of requested shares for repurchase;
(2) calculation of total shares available for repurchase;
(3) calculation of actual percentage of requested shares to be redeemed;
(4) calculation of repurchase fee (if any);
(5) preparing and filing notifications of repurchase offers on Form 23c-3; and
(6) coordinating the printing, filing and mailing of notifications of repurchase offers

3.	Compensation
USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time).  USBFS shall also be reimbursed for such miscellaneous expenses set forth on Exhibit A hereto  as are reasonably incurred and documented by USBFS in performing its duties hereunder.  The Fund shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Fund shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to USBFS shall only be paid out of the assets and property of the Fund.

4.	License of Data; Warranty; Termination of Rights
A.
USBFS has entered into an agreement with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”) and FactSet Research Systems Inc. (“FACTSET”) which obligates USBFS to include a list of required provisions in this Agreement attached hereto as Exhibit B.  The index data services being provided to the Fund by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Fund.  The provisions in Exhibit B shall not have any affect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

B.
The Fund agrees to indemnify and hold harmless USBFS, its information providers, and any other third party identified to the Fund as being involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents (such information providers and other third parties, collectively, “Data Providers”) from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Fund’s or any third party’s use of, or inability to use, the Data or any material breach by the Fund of any provision contained in this Agreement.  The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 6 of this Agreement.

5.	Representations and Warranties
A.	The Fund hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its declaration of trust, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.         Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except any losses arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement, applicable law, or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS from and against any and all actual claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reasonable reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund, as approved by the Board of Trustees of the Fund, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or applicable law, or its bad faith, fraud, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.  USBFS shall act in a commercially reasonable manner to mitigate any losses, expenses or liabilities it may suffer.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.  USBFS shall endeavor to provide the Fund such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which USBFS seeks indemnity from the Fund.

USBFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement or applicable law, or its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Fund” shall include the Fund’s Trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for (i) any consequential, special or punitive damages under any provision of this Agreement; or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, terrorism, riots, or failure beyond its reasonable control, of transportation or supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Fund shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent registered public accounting firms on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.
In conjunction with the tax services provided to the Fund by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the Code, or any successor thereof.  Any information provided by USBFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the Code has been satisfied with respect to any income tax item.  The Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to the Fund by USBFS.  USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to the Fund. The tax information provided by USBFS shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

7.             Data Necessary to Perform Services

The Fund or its agent shall furnish to USBFS the data reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.             Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that USBFS will promptly notify the Fund of such request if permitted by applicable law, or (iii) when so requested by the Fund.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.

9.             Force Majeure

Neither USBFS nor the Fund shall be liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; acts of terrorism; sabotage; strikes; epidemics; riots; power failures; computer failure and any such circumstances beyond its reasonable control as may cause interruption, loss or malfunction of utility, transportation, computer (hardware or software) or telephone communication service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation; provided, however, that in the event of a failure or delay, USBFS: (i) shall not discriminate against the Fund in favor of any other customer of USBFS in making computer time and personnel available to input or process the transactions contemplated by this Agreement, and (ii) shall use its best efforts to ameliorate the effects of any such failure or delay.

10.          Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request.

11.          Compliance with Laws

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to, compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI.  USBFS’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto.

12.          Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Subsequent to the end of the three (3) year term,  this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.   Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party specifying in reasonable detail the nature of such breach. In addition, the Fund may, at any time, immediately terminate this Agreement in the event of: (i) the liquidation, dissolution or merger of the Fund, or (ii) the appointment of conservator or receiver for USBFS or its affiliates by regulatory authorities or upon the happening of any like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Trustees.

13.
Early Termination.  In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to the end of the three (3) year term, the Fund agrees to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all miscellaneous costs associated with a. to c. above.

14.          Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Fund by written notice to USBFS, USBFS will promptly, upon such termination and at the expense (which shall include only reasonable and documented miscellaneous costs) of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS has maintained the same, the Fund shall pay any reasonable and documented miscellaneous expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Fund.

15.          Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBFS, or by USBFS without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board of Trustees.

16.          Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Acts, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Acts or any rule or order of the SEC thereunder.

17.          No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.          Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.          Invalidity

Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.          Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice.  The Fund acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Fund to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Fund’s behalf.  Because no attorney-client relationship exists between in-house USBFS attorneys and the Fund, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

21.          Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn:  President

and notice to the Fund shall be sent to:

Angel Oak Strategic Credit Fund
3060 Peachtree Road, NW
Suite 500
Atlanta, GA 30305
Attn:  General Counsel
Phone: (404) 637-0426

22.          Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.          Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

24.          Trust Limitations

This Agreement is executed by the Fund and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Fund individually but are binding only on the Fund and the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ANGEL OAK STRATEGIC CREDIT FUND

By:
Name: Dory Black
Title: President

U.S. BANCORP FUND SERVICES, LLC

By:

Name:

Title:

Exhibit A to the Fund Administration Servicing Agreement -

Fund Administration & Fund Accounting Services Fee Schedule at ___2017

Fund Administration & Fund Accounting

Annual Fee Based Upon Average Total Assets for all closed end / interval funds in the complex
2.75 basis points on the first $2 billion
1 basis points on the balance
Minimum Annual Fee: $75,000 per fund - $60,000 for the first 12 months following each fund’s live date

NOTE: Conversion, multiple classes, master/feeder and multiple manager funds, and extraordinary services quoted separately. All schedules subject to change depending upon use of unique security type requiring special pricing or accounting arrangements.

Data Services

Pricing Services

▪	$0.08 – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
▪	$0.50 – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$0.80 – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$0.90 – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$1.00 – Bank Loans
▪	$1.50 – Swaptions
▪	$1.50 – Intraday money market funds pricing, up to 3 times per day
▪	$3.00 – Credit Default Swaps
▪	$500 per Month Manual Security Pricing (>25per day)

Pricing fees to be charged for use of BAML through IDC are as follows:
Tier 1:          $1.62
Tier 2:          $9.60
Tier 3:          $15.90
Tier 4:          $55.00
Tier 5:          $225.00
Each security’s Tier to be charged is determined by the pricing vendor. Rates subject to change based on changes in costs from the underlying pricing service.

NOTE: Prices above are based on using BAML through IDC as the primary pricing service, with U.S. Bancorp pricing service as secondary source when BAML prices are not designated by Trust, which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

▪	$2.00 per Foreign Equity Security per Month
▪	$1.00 per Domestic Equity Security per Month
▪	$1.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪	$1 per security per month for fund administrative data

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs,(including  Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
Fees are calculated pro rata and billed monthly.

Fund Administration & Compliance Portfolio Services Supplemental Fee Schedule

Section 15(c) Reporting

▪	$2,000 per fund per – first class
▪	$600 / additional class report

Exhibit B to the Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF MSCI, S&P and FACTSET

•	The Fund shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.
•
The Fund shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•
The Fund shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET.  Further, the Fund shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•
The Fund  shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Fund’s  present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Fund shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.
•
The Fund shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI, S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Fund.

•	The Fund shall acknowledge that MSCI, S&P and FACTSET may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.
•
The Fund shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI and FACTSET and USBFS, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE FUND ON AN "AS IS" BASIS.  USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF).  USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

THE FUND ASSUMES THE ENTIRE RISK OF ANY USE THE FUND   MAY MAKE OF THE DATA.  IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE FUND , OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE FUND  TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.